INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

Optos Capital Partners, LLC

and

Michael D. Traina

For 100% of the Membership Interests of:

MDT LABOR, LLC d/b/a MDT Technical

Dated as of December 3, 2012

INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (the “Agreement”) is made as of December 3, 2012, by and between Optos Capital Partners, LLC, a Delaware Limited Liability Company (“Buyer”) and Michael D. Traina, whose address is 2 Mercer Gate Drive, Doylestown, Pennsylvania 18901 (“Seller”).

RECITALS

WHEREAS, MDT Labor, LLC d/b/a MDT Technical (the “Company”) operates a services business that provides labor and human resource solutions, including without limitation, temporary staffing services in the USA market (hereinafter referred to as the “Business”); and

WHEREAS, Michael D. Traina is the sole member and the owner of all one hundred percent (100%) of the membership interests of the Company; and

WHEREAS, Seller agrees to sell, and Buyer agrees to purchase, all of the issued and outstanding membership interests, including but not limited to client contracts and property of the Company (the “Interests”) under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference herein, and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

DEFINITIONS

1.1       Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Closing” has the meaning given to that term in Section 3.1.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Computer Software and Databases” shall mean and include all Company- owned computer software, computer programs and electronic databases, including Internet web sites of the Company (as such items have been updated, corrected, enhanced, replaced and modified), and all documentation related thereto.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Interest by Seller to Buyer; (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (c) Buyer’s acquisition and ownership of the Interest and exercise of control over the Company.

“Encumbrance” or “Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Income Taxes” means all Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock, but excluding Taxes that are in the nature of sales, use, property, Transfer, recording, or similar Taxes.

“Indebtedness,” with respect to any Person, shall mean and include all obligations which, in accordance with GAAP, should be classified on a balance sheet of such Person as liabilities, and in any event shall include (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property, (b) all obligations of such Person evidenced by notes, bonds, debentures, guarantees, reimbursement agreements, or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, and (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means and includes any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Material Adverse Effect” or ”Material Adverse Change” means a material adverse change in the financial condition, business, assets, liabilities, properties, results of operations or prospects of the Company.

“Ordinary Course of Business” means in the ordinary course of the Company’s business consistent with past practices.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) articles of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Related Person” shall mean and include, with regard to any natural Person, their ancestors, descendants or siblings, any Persons married to any of such individuals and any trustees or other fiduciaries acting for such Person's benefit or for the benefit of any such individual.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law and any state law that may be applicable to the Contemplated Transactions.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Losses” shall mean and include (i) any Tax relating to the Company, its assets or operations for or with respect to any period up to and including the Closing Date, which are or will be required to be paid by the Company after the Closing Date and (ii) any increases in Tax of the Company relating to any period after the Closing Date arising out of or in connection with any breach or inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement. For purposes of the preceding sentence, Tax paid by the Company shall include amounts offset by a taxing authority against any claim, refund or credit otherwise due such Company.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Article 2.
SALE AND TRANSFER OF INTEREST; PURCHASE PRICE

2.1       Interest. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Interest and all assets, including but not limited to client contracts to Buyer, and Buyer will purchase the Interest from Seller, free and clear of all Liens and Encumbrances. At the time of execution of this Agreement, and from time to time thereafter, Sellers shall execute and deliver other documents and instruments, and take other actions, as Buyer may reasonably request, in order to more fully vest in Buyer all right, title, and interest in and to the Seller’s Interest.

2.2       Purchase Price. The purchase price for the Interest (the “Purchase Price”), shall be payable by Buyer to Seller in the sum of Seven Million Dollars ($7,000,000.00) to be paid as follows: Three Million Dollars ($3,000,000.00) by wire transfer at the Closing; Four Million Dollars ($4,000,000.00) by delivery of a Promissory Term Note attached as Exhibit 2.2 (“Note”); and 12,490,000 shares of the common stock of Focus Venture Partners, Inc., the sole owning member of Buyer.

Article 3.
CLOSING, TERMINATION

3.1       Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the Company’s corporate offices in Pennsylvania within ten (10) days of the satisfaction of the conditions set forth in Articles 7 and 8 of this Agreement or at such other time and place as the parties may agree, but in no event later than December 31, 2012 (“Closing Deadline”).

3.2       Closing Obligations. At the Closing:

Deliveries by Seller. Seller will deliver, or cause to be delivered, to Buyer:

(i)          To the extent required by Buyer, executed letters of resignation from all officers and managers of the Company, effective upon the Closing, in forms reasonably acceptable to Buyer;

(ii)         written consents or approvals in form and substance satisfactory to Buyer of each person or entity whose consent or approval is required to consummate the Contemplated Transactions;

(iii)        all such further instruments and documents as Buyer or Buyer’s counsel may reasonably request for the more effective conveyance, assignment or transfer to the Buyer of the Interests and consummation of the Contemplated Transactions.

Deliveries by Buyer. Buyer will deliver to Seller:

(iv)         the Purchase Price as set forth in Article 2.2 herein;

(v)          the executed Note as set forth in Article 2.2 herein;

(vi)         written consents or approvals in the form and substance satisfactory to Seller of each person or entity whose consent or approval is required to consummate the Contemplated Transactions; and

(vii)        all such further instruments and documents as Seller or Seller’s counsel may reasonably request for the more effective conveyance, assignment or transfer by the Seller of the Interest and consummation of the Contemplated Transactions.

3.3         Termination. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

(a)          By the mutual consent of Seller and Buyer at any time;

(b)          By Seller, upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions set forth in Article 8 of this Agreement cannot be satisfied on or prior to the Closing Deadline;

(c)          By Buyer upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions set forth in Article 7 of this Agreement cannot be satisfied on or prior to the Closing Deadline;

(d)          By Buyer at any time, if Buyer determines in good faith that there has occurred any Material Adverse Change, or any condition or event which is reasonably expected to result in a Material Adverse Change, with respect to the Company; or

(e)          By Seller or Buyer, if the Closing shall not have occurred on or prior to the Closing Deadline.

3.4         Notice of Termination.  Notice of termination of this Agreement, as provided for in this Article 3, shall be given by the party so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

3.5         Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 3.3 hereof, this Agreement, other than Section 10.2, shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder. It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles 7 and 8 of this Agreement are material for purposes of this Agreement.

Article 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller hereby in good faith represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization and Good Standing.

(a)          The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of Pennsylvania and of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such.

4.2         Authority; No Conflict.

(a)          This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of this Agreement, this Agreement will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)          Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly: (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the members of the Company; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

4.3         Required Consents. Except as set forth in Schedule 4.3, neither Seller nor the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.4         Capitalization. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Interests, free and clear of all Encumbrances, except as set forth in Schedule 4.4. The delivery to Buyer of the Interest as contemplated in this Agreement will transfer to Buyer valid title thereto, free and clear of all Encumbrances. The Interests are uncertificated. There are no contracts relating to the issuance, sale, or transfer of any interests or securities of the Company. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to interests in the Company or obligating either Seller or Company to issue, sell or redeem any equity interests in the Company. The Company does not own, and does not have any contract to acquire, any securities of any Person any direct or indirect equity or ownership interest in any other business. The Organizational Documents of the Company do not contain a provision that the Interests constitute securities governed by Article 8 of the Uniform Commercial Code, and the Interests have not been dealt in or traded on securities exchanges or in securities markets.

4.5         Financial Statements. Seller has delivered to Buyer financial statements as follows: (i) unaudited financial statements (including balance sheet, statements of income, and statement of cash flows) of the Company for the fiscal year ended December 31, 2011 (attached as Schedule 4.5(i), and (ii) the unaudited 2012 statements (the “Stub Period Financial Statements”) of the Company for the period January 1, 2012 through June 30, 2012 (attached as Schedule 4.5(ii). (All items in (i) and (ii), collectively, are referred to as the “Financial Statements”). The Financial Statements fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles; the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. Except as reflected in the balance sheet, the Company has no actual or contingent debts, Liabilities or obligations of any kind, character or description, whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise or matured or unmatured, except for Liabilities or obligations of any kind arising in the Ordinary Course of Business, not involving borrowings which are usual and normal in amount, both individually and in the aggregate, and obligations under contracts and commitments accrued in the Ordinary Course of Business and not required under generally accepted accounting principles to be reflected in the Financial Statements. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements of the Company.

4.6         Books and Records. The books of account, minute books and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and actions taken by, the members of the Company. At the Closing, all of those books and records will be in the possession of the Company. The Company has none of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

4.7         Title to Properties; Encumbrances. Schedule 4.7 lists all personal property of the Company having a fair market or replacement value in excess of one thousand dollars ($1,000.00). Except as set forth in Schedule 4.7, Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, the Company owns all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, which are reflected as owned in the books and records of the Company, or which are necessary to the conduct of the businesses currently conducted by the Company. As of Closing, all properties and assets shall be owned by the Company free and clear of all Encumbrances and Seller shall own the Interests free and clear of all Encumbrances.

4.8         Condition and Sufficiency of Assets. Seller in good faith represents and warrants to Buyer to the extent that Seller has actual knowledge thereof, as of the date hereof and as of the Closing Date, the tangible assets of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets and properties owned by the Company are sufficient for the continued conduct of the Company’ businesses after the Closing in substantially the same manner as conducted prior to the Closing, and no other assets are required for the continued conduct thereof.

4.9         Accounts Receivable. Schedule 4.9 accurately represents the accounts receivable of the Company as of the date hereof and as the Closing Date (collectively, the “Accounts Receivable”), and represents valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim, or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable.

4.10      Taxes. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, except as disclosed in Schedule 4.10, the Company has filed or will file on a timely basis all tax returns, reports, and declarations in connection with any foreign, federal, state or local Taxes required to be filed (all of which have been and will be materially correct), and the Company has paid or will pay all Taxes due and payable in accordance with such tax returns, reports and declarations or otherwise required to be paid. All such returns, reports and declarations were, and all such returns, reports and declarations to be filed through the Closing Date will be, correct and complete in all material respects. No agreements, waivers or other arrangements exist providing for the extension of time with respect to payment by, or assessment against, the Company of any Tax for which the Company may be directly or indirectly liable. Except as disclosed in Schedule 4.10, there are no Encumbrances on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid or collected and remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party, including any employee, independent, supplier, vendor, creditor or stockholder. The Company has made a valid election (or under applicable state law, an election was made or was deemed to have been made) to be treated as disregarded entity for its 2012 taxable year and has been a valid pass through entity for tax purposes for such year and all subsequent taxable years.

4.11      Employee Benefits.

(a)         “Benefit Plan” means a plan described in ERISA Section 3(3) and any other plans, benefit arrangements, obligations, customs, or practices to provide benefits as compensation for services rendered to present or former managers, employees, agents, or independent contractors of the Company, including but not limited to employment or consulting agreements, severance agreements or pay policies, bonuses, executive or incentive compensation programs or arrangements, sick leave, vacation pay, deferred compensation, bonus, equity compensation programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125 and any plans providing benefits or payments in the event of a change in ownership or control.

(b)          Each Benefit Plan has been maintained in accordance with its documents and is in compliance with ERISA, the Code and all other applicable federal or state laws and regulations; all required contributions that are due have been made and a proper accrual has been made for all contributions to become due in the current fiscal year; the Company has properly reserved the right to amend or terminate each Benefit Plan without the consent of any person; no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; there are no pending or threatened claims (other than routine benefit claims), assessments, investigations or lawsuits that have been asserted or instituted by, against, or relating to any Benefit Plans.

4.12       Legal Compliance. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, the Company has complied in all material respects with all applicable laws of federal, state, local, and foreign governments and no action, suit, proceeding, hearing or investigation, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.13       Litigation. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, except as set forth on Schedule 4.13, there is no litigation, action, suit, governmental investigation, arbitration, proceeding (including administrative proceedings) (collectively referred to as "Litigation") presently pending or, to the best knowledge of Seller, presently threatened against or involving the Company or any of its assets or rights or which could affect the performance of this Agreement or the consummation of the Contemplated Transactions and Seller knows of no valid basis for any potential Litigation. Except as disclosed in Schedule 4.13, there are no outstanding judgments, awards, orders or decrees against or involving the Company or its respective assets. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 4.13. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

4.14       Contracts; No Defaults. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, Seller has disclosed in Schedule 4.14 and Buyer is in possession of all material contracts, agreements, or commitments in any way related to the Company, including without limitation:

(A)         all guaranties or indemnities;

(B)         all consulting, management service or any other similar type contracts;

(C)         all agreements with any labor union or collective bargaining organization;

(D)         all employment agreements, severance agreements, indemnification agreements, executive compensation plans, incentive compensation plans, bonus plans, deferred compensation agreements, employee noncompetition, confidentiality and or secrecy agreements, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization and dental insurance, disability insurance, clothing allowance program, service record award program; performance award program, tuition reimbursement program, savings plan, or other plans or arrangements providing for benefits for employees;

(E)         all contracts with any brokers, salesmen, advertisers, commissioned agents or sales representatives;

(F)         all powers of attorney given by the Company to any person or organization for any purpose;

(G)         all agreements limiting the freedom of the Company or its employees to compete in any line of business or in any geographic area or with any person;

(H)         all other contracts, series of contracts, leases of personal property, arrangements, understandings or agreements which involve future payments, performance of services or the purchase or sale of goods and/or materials of an individual amount or value in excess of Five Thousand Dollars ($5,000) or which extends beyond December 31, 2012;

(I)          a true and complete list of all tangible assets having a replacement value in excess of $1,000, other than those specifically referred to elsewhere in this Agreement, and the location of certificates or other evidences of title to these assets;

(J)          any agreement, contract or commitment which might reasonably be expected to have a potential Material Adverse Effect on the business or operations of the Company; and

(K)         all leases of real property.

Except as set forth in Schedule 4.14, each of the contracts and agreements is in full force and effect, and except as set forth in such Schedule, there exists no event of noncompliance, default or event of default by the Company as a party to such contract or agreement, or to the best of Seller’s knowledge, any other party thereto, or any event, occurrence, condition or act (including the Contemplated Transactions), which, with the giving of notice, the lapse of time, or both, would become a default or event of default thereunder, which would constitute an event of noncompliance which would allow a party thereto to require acceleration of performance thereunder by the Company party thereto, or which would result in the creation of any material lien, charge, or encumbrance upon any assets of the Company. The Company has not received notice from any other party that such other party claims the Company to be in noncompliance or default under the contract concerned, or intends, either based on a claimed default by the Company under the contract concerned or based on a claimed right to do so in the absence of default by the Company, to suspend, cancel, or terminate such contract prior to the normal date of expiration set forth therein. All such agreements were entered into on an arm's length basis. Seller has caused to be made available for inspection and copying by Buyer and its advisers true, complete and correct copies of all documents (including all amendments, supplements, extensions and modifications) referred to herein or in any Schedule attached hereto.

4.15       Employees. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, the Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act. There have been no recent claims of harassment, discrimination, retaliatory act or similar actions against any officer, director or employee of the Company and no facts exist that would reasonably be expected to give rise to such claims or actions. The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states and provinces where it is required to maintain such accounts, and each of such accounts has a positive balance.

4.16       Intellectual Property.

(a)          Seller in good faith represents and warrants to Buyer to the extent that Seller has actual knowledge thereof, as of the date hereof and as of the Closing Date, the Company owns or has the right to use pursuant to licenses or sublicenses, all Intellectual Property necessary or desirable for the operation of its respective businesses. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. The Company has taken reasonable action to maintain and protect each item of Intellectual Property that it owns.

(b)          Seller in good faith represents and warrants to Buyer, as of the date hereof and as of the Closing Date, the Company has not, to Seller’s knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of third parties, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any Third party). To the Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property owned by the Company.

(c)          Schedule 4.16(c) sets forth a true and complete list of (i) each registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) each outstanding application for registration that the Company has made with respect to any of its Intellectual Property, and (iii) each outstanding license or sublicense that the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered or made available to Buyer true, correct and complete copies of all such registrations, applications, licenses or sublicenses (as amended to date) and has delivered or made available to Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.16(c) also sets forth a true and complete list of each trade name or unregistered trademark now owned by the Company and used in connection with the business of the Company. With respect to each item of Intellectual Property owned by the Company required to be identified in Schedule 4.16(c), except as set forth in such Schedule 4.16(c), the Company:

(i)          possesses all right, title, and interest in and to the item, free and clear of any lien, license or other restriction;

(ii)         the item is not subject to any outstanding order;

(iii)        no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Seller’ knowledge, threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)         except for any express warranties with respect to products sold, has no outstanding obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

4.17       Bank Accounts; Powers of Attorney.  Seller has disclosed to Buyer each financial institution in which the Company has an account or safe deposit or lockbox, the account or box number, as the case may be, and each credit card account and the name of every Person authorized to draw thereon, having access thereto or authorized to make charges thereon, and with respect to deposit accounts the approximate balances thereof, all restrictions or limitations as to withdrawal (except for time restrictions applicable to time certificates of deposit), and a list of certificates of deposit and other debt instruments issued by banks, governments or other obligors. There are no outstanding powers of attorney executed and delivered on behalf of the Company.

4.18       Brokers or Finders. Company and its agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.19       Disclosure. No representation or warranty of Seller in this Agreement or any certificate delivered pursuant hereto or otherwise in connection with the Contemplated Transactions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that has a Materially Adversely Effect or, as far as Seller can reasonably foresee, is likely to have a Materially Adversely Effect on the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Schedules hereto.

4.20       Subsidiaries; Investments. The Company has no subsidiaries and no investment (debt or equity, but excluding Ordinary Course of Business depositary relationships), or legally-binding commitments to make such investments, in any corporation, joint venture, general or limited partnership, other business enterprise, or other Person, except as set forth on Schedule 4. 20.

4.21     Dealings with Affiliates. Except as set forth on Schedule 4.21, there are no known outstanding agreements, understandings, contracts or other arrangements of any kind, written or oral, between any Affiliate of Seller or the Company, any Related Person of Seller or any such Affiliate, or any Person in which Seller or an Affiliate has an equity ownership interest or to whom Seller or an Affiliate has loaned money, and the Company that are not disclosed in the financial statements of the Company. Except for any right to receive reimbursement of documented and income tax-deductible travel and entertainment expenses, accrued and unpaid salary, and accrued and unused vacation, sick or personal leave (all accrued in the Ordinary Course of Business and on usual and customary terms), Seller has no knowledge that any Affiliate has and no Person in which an Affiliate has an equity ownership interest or to whom an Affiliate has loaned money has any other claim, cause of action or rights (whether contractual or otherwise) against either the Company which will survive the Closing. No Affiliate is receiving, or after Closing will receive, any commission, override, finder's or service fee or other similar payment from any person contracting with, or providing property, goods or services to the Company.

Article 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

5.1         Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware,

5.2         Authority; No Conflict.

Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, this Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: any provision of Buyer Organizational Documents; any resolution adopted by the board of directors or the stockholders of Buyer; any legal requirement or order to which Buyer may be subject; or any contract to which Buyer is a party or by which Buyer may be bound.

5.3         Consents. Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except that Buyer shall receive consent from its parent company, Focus Venture Partners, Inc. to enter into the transactions contemplated by this Agreement. Buyer shall receive consent from its parent company, Focus Venture Partners, Inc., to guarantee the obligations of Buyer herein.

5.4         Investment Intent. Buyer is acquiring the Interest for its own account and not with a view to their distribution within the meaning of the Securities Act. Buyer has had access to and received all information of Seller and the Company that it has requested to determine whether to enter into this Agreement and has had the opportunity to review such information with counsel and advisors of its choice.

5.5         Certain Proceedings. As of the date hereof, there is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such proceeding has been threatened as of the date hereof.

5.6         Brokers or Finders. Buyer and its officers and agents have incurred no liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.7         Sufficiency of Funds. Subject to the provisions of Section 7.7 of this Agreement, Buyer has sufficient cash on hand or other sources of immediately available funds to enable Buyer to make payment of the Purchase Price and other payments set forth in Section 2.2 and to consummate the Closing.

Article 6.
COVENANTS

6.1         Indebtedness; Liens; Retained Liabilities.

Seller shall obtain a release of all Liens and Encumbrances on the Interests and on the assets and properties of the Company prior to or at Closing.

6.2         Covenant Not to Solicit. From and after Closing, Seller covenants and agrees as follows:

Non-Solicitation. In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Interests, Seller will not, directly or indirectly, acting alone or as a holder of any security of any class, or as an employee, consultant to or representative of, any corporation or other business entity:

(i)          For a two (2) year period after the Closing Date solicit any customers of the Company for purposes of offering products and services that are competitive with the products or services offered by the Company, as of the Closing Date, or hire, offer to hire, or solicit for employment any then current employee of the Company until such employee has been separated from employment by the Company for at least one year after such employee’s termination of employment with the Company.;

For purposes of this Section, the term "Company" includes the Company, and any successor to the business of the Company, whether by merger or sale of all or substantially all of its assets.

Severability; Reformation; Equitable Relief. Seller acknowledges that if the scope of the covenant set forth in this Section 6.2 is deemed to be too broad in any court proceeding, the court may reduce the scope as it deems reasonable under the circumstances. Buyer would not have any adequate remedy at law for the breach or threatened breach by Seller of the covenants and agreements set forth in this Section 6.2 and, accordingly, Buyer and the Company may, in addition to the other remedies that may be available to it hereunder, file suit in equity to enjoin Seller from such breach or threatened breach and Seller consent to the issuance of injunctive relief hereunder. The act of Buyer in entering into this Agreement, and Buyer’s covenants and payments hereunder, constitute sufficient consideration for Seller to agree not to compete against the Company as set out in this Section 6.2.

6.3         Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.4         Assistance and Cooperation. After the Closing Date, Seller shall:

(a)          assist (and cause accountants and tax advisors to assist) Buyer in preparing Returns for the Company;

(b)          cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of the Company or its Subsidiaries;

(c)          make available to Buyer and to any taxing authority, as reasonably requested, all information, records, and documents relating to Taxes of the Company or its Subsidiaries (including information necessary to file extensions and make estimated Tax payments);

(d)          provide timely notice in writing to Buyer of any pending or threatened tax audits or assessments of the Company or its Subsidiaries for taxable periods for which Buyer may have a liability under this Article 6; and

(e)          furnish Buyer with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

6.5         Operation in Usual Manner. From and after the date of this Agreement until the Closing, except to the extent Buyer consents in writing:

Seller will not sell, pledge, convey, transfer or encumber or enter into any agreement for the transfer or sale of the Company or any of the Company’s property or assets.

Seller will conduct the business of the Company in the usual and customary manner and not dispose of any material property or assets, or incur any material obligation, and will use reasonable commercial efforts (without making any commitments on behalf of Buyer) to preserve the goodwill of the business.

Seller will not enter into any contract or commitment, incur any liability or engage in any transaction on behalf of, or relating to the business of the Company, requiring an expenditure in excess of $1,000, other than in the Ordinary Course of Business and consistent with past practices, or which is reasonably necessary for the consummation of the transactions contemplated by this Agreement and then only with the prior written consent of Buyer.

Seller will notify Buyer promptly in writing of any claim, lawsuit, action or proceeding that may be asserted, commenced or threatened (where Seller has knowledge of such threat and has reason to believe that such threat is likely to result in any such action or proceeding) against Seller or Company.

Seller will notify Buyer promptly in writing of any fact or occurrence which causes or, as of the Closing Date, would cause any of Seller’s representations and warranties to be false, inaccurate or misleading.

6.6         Access to Information. From and after the date of this Agreement, Seller shall give Buyer, its counsel, accountants and other representatives, full access during Seller’s normal business hours, subject to reasonable security measures and reasonable prior notice, to all of the Assets and all books, records, agreements and commitments relating to the Company, and shall furnish or cause to be furnished to Buyer’s representatives during such period all such information concerning the Company as Buyer may reasonably request, subject to the provisions of Section 10.2 hereof.

6.7         Compliance with Laws. Seller will comply with all material applicable laws, rules and regulations of any Governmental Body relating to the Company or the business of the Company or required to be complied with by Seller in the performance of this Agreement and for the consummation of the Contemplated Transactions.

6.8         Shares of Common Stock. All shares of capital stock of Buyer’s Parent, Focus Venture Partners, Inc. to be issued in connection with the transaction contemplated by this Agreement as set forth in Section 2.2 will, when issued, (i) be duly authorized, (ii) be validly issued, (iii) be fully paid, (iv) be nonassessable, (v) be free and clear of all liens, and (vi) not be subject to preemptive rights.

Article 7.
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1         Accuracy of Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of Closing in all material respects, in good faith and to the extent Seller has knowledge thereof.

7.2         Seller’s Performance.

Covenants; Etc. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

Documents, Etc. Each document required to be delivered by Seller pursuant to Section 3.2 must have been delivered.

7.3         Consents. Each of the required consents must have been obtained and must be in full force and effect.

7.4         No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Company, or against any Person affiliated with the Company, any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5         No Claim Regarding Ownership. There must not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any voting, equity, or ownership interest in the Company.

7.6         No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.7         Financing Contingency. Buyer’s obligations hereunder shall be contingent upon Buyer’s written confirmation of financing by a lender acceptable to Buyer in a sum not less than that acceptable to Buyer.

7.8         Lease Assignment. Buyer’s obligations hereunder shall be contingent upon the continued obligation of Lessor regarding any Lease Agreement attached hereto as Schedule 7.8.

7.9         Company Liabilities. All Liabilities appearing in Schedule 4.5 shall be paid prior to Closing or from sale proceeds at Closing.

Article 8.
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1         Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of Closing in all material respects

8.2         Buyer’s Performance.

Covenants, etc. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

Documents, etc. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 3.2 and must be prepared to make the cash payments required to be made by Buyer pursuant thereto.

8.3         No Injunction. There must not be in effect any legal requirement or any injunction or other order that prohibits the sale of the Interest by Seller to Buyer.

8.4        Corporate Guarantee. Buyer’s parent company, Focus Venture Partners, Inc. shall provide a written guarantee, in a form satisfactory to Seller, to the Buyer’s obligations under this Agreement and the Promissory Note described in Section 2.2 hereof.

Article 9.
INDEMNIFICATION

9.1         Seller’s Indemnity. Seller agrees to indemnify, defend, and hold Buyer and the Company and each of their respective officers, managers, employees, successors, Affiliates and permitted assigns(collectively, the “Buyer Indemnitees”) harmless from and against any and all losses, Liability, obligations, claims, demands, lawsuits, actions, assessments, damages ( including punitive, exemplary, lost profits, and business interruption), or expenses whatsoever (including interest, penalties, fines, attorneys' fees and expenses (including those incurred to enforce rights to indemnification hereunder, and consultant's fees and other costs of defense or investigation), and interest on amounts payable as a result of any of the foregoing (collectively, “Damages”) which may be asserted against, imposed upon or incurred by any of the Buyer Indemnitees by reason of, resulting from, or in connection (directly or indirectly) with the following:

(a)          any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement;

(b)          any breach of any covenant or agreement contained in, made, or to be performed by Seller pursuant to this Agreement;

(c)          Damages arising by reason of (A) goods and services provided and sold by the Company prior to the Closing Date; (B) negligent acts or omissions of the Company and its employees occurring prior to the Closing Date, and (C) Damages arising with respect to the Litigation disclosed in Schedule 4.13); and

(d)          any Tax Losses resulting from acts of omissions of Company prior to Closing Date.

Since following the Closing the Company will be owned by the Buyer, Seller acknowledges and agrees that any Damages sustained by the Buyer Indemnitees, or any of them, with respect to a matter subject to indemnification pursuant to this Section may be recoverable against Seller by either the Company or Buyer and that in no such case shall Seller have any right of reimbursement or contribution, by subrogation or otherwise, against the Company. Further, Damages suffered by Buyer Indemnitees by reason of breaches of representations, warranties, covenants, or agreements of Seller contained in or made pursuant to this Agreement shall be specifically actionable by the Company (as well as by Buyer) to the same extent as if the Company was party to this Agreement.

9.2         Limitations on Seller’s Indemnity

a.	Indemnity Threshold. With respect to any Damages to which Buyer may be entitled to indemnification under Section 9.1, Seller shall not be obligated to indemnify Buyer for Damages unless and until the accumulation of indemnifiable Losses or Damages exceed the sum of fifty thousand dollars ($50,000.00) (“Indemnity Threshold”), in which event Seller shall be required to pay or be liable for all such Damages that exceed the Indemnity Threshold. The limitations set forth in this Section 9.2(a) shall not apply to or limit the recoveries of the Buyer with respect to any willful misrepresentation or willful breach of warranty by the Seller, as set forth in Article 4 of this Agreement.

b.	Cap. The aggregate maximum amount of all losses for which the Seller shall be liable to pursuant to Article 9.1, shall not exceed one million dollars ($1,000,000.00) in the aggregate and any loss or Damages related to the Litigation instituted against the Company by Michael L. Martin and Paris G. Arey in the Commonwealth of Kentucky and currently docketed at Case No. 12CI05572, except that Buyer agrees to pay all attorneys’ fees and costs related to the defense of Seller relating to this Litigation, which amount, even if it exceeds the Indemnity Threshold set forth in Section 9.2 a, shall not be the responsibility of the Seller and Seller shall retain the sole discretion to approve any settlement of this Litigation, which approval shall not be unreasonably withheld. The limitations set forth in this Section 9.2(b) shall not apply to or limit the recoveries of the Buyer with respect to (i) any willful misrepresentation or willful breach of warranty by the Sellers, as set forth in Article 4 of this Agreement.

c.	Exceptions to Threshold and Cap. Except as set forth above in Section 9.2 b, regarding attorneys’ fees and costs relating to the Litigation, neither the provisions relating to the Indemnity Threshold or the Indemnity Cap shall apply to the Litigation instituted against the Company by Michael L. Martin and Paris G. Arey in the Commonwealth of Kentucky and currently docketed at Case No. 12CI05572, for which Seller shall retain all obligation to indemnify Buyer.

9.3.        Buyer’s Indemnity. Buyer agrees to indemnify, defend, and hold harmless Seller from and against any and all losses, liabilities, damages, costs, and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Damages”) incurred by Seller to the extent arising from or attributable to: (a) the breach of any representation or warranty of Buyer contained in this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) the operation of the Company after the Closing Date (including but not limited to Damages arising by reason of (A) goods and services provided and sold by the Company after the Closing Date; and (B) acts or omissions of the Company and its employees occurring after the Closing Date).

9.4         Survival. Except for those representations and warranties referenced in Sections 4.1, 4.4 and 4.20, which shall survive this Agreement and shall be perpetual, all representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, but shall be extinguished and be of no further force or effect eighteen (18) months after the Closing Date, provided that with respect to any “Tax Claim” (as herein defined), such representations and warranties shall terminate on the date upon which the Liability to which any such Tax Loss may relate is barred by all applicable statutes of limitation; and any Damages (excluding attorneys’ fees and costs as set forth in Section 9.2 b) relating to suit filed against the Company by Michael L. Martin and Paris G. Arey in the Commonwealth of Kentucky, shall be perpetual.

9.5         Procedure for Indemnification.

(a)          Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against any indemnifying party with respect to such action, give notice to the indemnifying party of the commencement of such claim.

(b)          The indemnifying party will be entitled to participate in such proceeding and to the extent that it wishes to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding. In connection with any indemnification, the indemnified party will cooperate with all reasonable requests of the indemnifying party. A claim for indemnification for any matter not involving a third party claim may be asserted by prompt written notice to the party from whom indemnification is sought, subject to any limitations contained in this Article 9.

(c)          The indemnifying party shall have ten (10) days to object to any notice of claim or loss made by an indemnified party.  If the indemnifying party objects to such notice of claim or loss, or fails to respond in such time period, the parties shall endeavor in good faith to settle the dispute through negotiation.  If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution mechanism, either of the parties has the right to request non-binding mediation.

Article 10.
GENERAL PROVISIONS

10.1         Notices. Notices and other communications required by this Agreement will be in writing and delivered by any courier or telecopy (facsimile). All notices will be addressed as follows:

If to Seller:	Mike Traina
105 Montgomery Ave. suite 1053
Lansdale, PA 19446

With Copy to:	Joey C. Guarino, Esq.
17757 US 19 N., Suite 660
Clearwater, Florida 33764

If to Buyer:	Christopher Ferguson
Optos Capital Partners, LLC
1866 Leithsville Road, Suite 225
Hellertown, PA 18055

With copy to:
Thomas A. Archer, Esquire
Mette, Evans & Woodside
3401 North Front Street
Harrisburg, PA 17110

or such address as shall be furnished by such notice to the other parties or to such other addresses as may be designated by a proper notice. Notices will be deemed to be effective upon receipt (or refusal thereof) if sent by recognized overnight delivery service and upon electronically verified transmission, if such delivery is by facsimile or telecopy transmittal, provided that any such facsimile or telecopy transmittal is confirmed by sending, within twenty-four (24) hours, a copy of such transmittal by overnight delivery service for next-day delivery.

10.2         Confidentiality. Buyer and Seller will maintain in confidence, and will cause the officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

10.3         Binding Agreement; Assignment. This Agreement and the right of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estates and legal representatives. This Agreement shall not be assigned by either party without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10.4         Entire Agreement; Amendment. This Agreement and the Exhibits and Schedules attached hereto constitute the entire Agreement and understanding between the parties hereto and supersede and revoke any prior agreement or understanding relating to the subject matter of this Agreement. No change, amendment, termination, or attempted waiver of any of the provisions hereof shall be binding upon the other party unless reduced to writing and signed by the party against whom such change, amendment, termination, or waiver is sought to be enforced.

10.5         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Receipt of telecopied or scanned and emailed signature pages shall have the same legal effect as the receipt of original signature pages.

10.6         Expenses. The parties hereto will each pay their own attorneys and accountant fees, expenses and disbursements in connection with the negotiation and preparation of this Agreement and the other Contemplated Transactions and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement and the other Contemplated Transactions,

10.7         Further Assurances. Upon reasonable request from time to time, the parties hereto will deliver and/or execute such further instruments as are necessary or appropriate to the consummation of the transactions contemplated by this Agreement.

10.8         Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other genders, all as the meaning in the context of this Agreement shall require. Nothing in this Agreement shall be construed against the draftsperson solely on the basis of drafting alone, given that both parties fully reviewed and negotiated this Agreement with their counsel. The captions used in this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.9         Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made an essential part hereof.

10.10       Governing Law. This Agreement shall be governed and regulated and the rights and liabilities of all parties hereto shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts or choice of laws rules. The parties agree that the Courts of Common Pleas within Lehigh County, Pennsylvania or the Eastern District Court of Pennsylvania shall maintain sole jurisdiction over any legal proceedings brought in connection with this Agreement, except for proceedings for injunctive relief pursuant to Section 6.2, which may be brought in any court of competent jurisdiction.

10.11         No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer upon or give any Person except the parties hereto and their respective successors and assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

10.12         Time of Essence. Time is of the essence for this Agreement.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above, intending to be legally bound.

BUYER:
Optos Capital Partners, LLC

By:	/s/ Chris Ferguson
Chris Ferguson, Manager

SELLER:

Michael D. Traina

By:/s/ Michael D. Traina
Michael D. Traina

List of Exhibits and Schedules

Exhibit 2.2	Promissory Note
Schedule 4.3-	Seller’s Required Consents
Schedule 4.5(i)-	Financial Statements [full years]
Schedule 4.5(ii)-	Financial Statements [stub period]
Schedule 4.7-	Assets
Schedule 4.9-	Accounts Receivable
Schedule 4.10-	Tax Matters
Schedule 4.13-	Litigation
Schedule 4.14-	Contracts & Property
Schedule 4.16(c)-	List of Intellectual Property
Schedule 4.20	Proposed European Subsidiaries
Schedule 4.21-	Dealings with Affiliates

Exhibit 2.2

Promissory Term Note

Schedule 4.3

Seller’s Required Consents

NONE

Schedule 4.5 (i)

Financial Statements [full years]

See attached.

Schedule 4.5 (ii)

Financial Statements [stub period]

See attached.

Schedule 4.7-

Assets

See Attached

Schedule 4.9

Accounts Receivable

See attached.

Schedule 4.10

Tax Matters

NONE

Schedule 4.13

Litigation

Beacon Enterprise Solutions Group, Inc. v. MDT Labor, LLC,,U.S.D.C. for the Western District of Kentucky, No. 3-12-cv-759-H

This case derives from the Asset Purchase Agreement between MDT and Beacon Enterprise Solutions Group, Inc., dated September 5, 2012.  Pursuant to the APA, certain Value Added Tax refunds due to Beacon were to remitted to Beacon upon receipt by MDT.  However, because it was determined that the representations made by Beacon on its schedule of Accounts Receivable being purchased by MDT contained material misstatements of fact, MDT has asserted its right of set-off under the APA regarding approximately $136,000.00 in VAT refunds received.  Additional claims by Beacon relate to allegations that MDT has failed in its obligations under the APA to make lease payments on leases entered into by Beacon and that MDT has been improperly using Beacon's federal EIN, Kentucky employer's withholding account number and Kentucky unemployment insurance account number.  Beacon has asserted claims for breach of contract, conversion and seeks a declaratory judgment as to the parties obligations under the APA.  Beacon also seeks a preliminary injunction compelling MDT to turn over the VAT refunds, and in support claims it will suffer "financial ruin" if the injunction is not granted.  As set forth above, MDT has asserted its contractual right of set-off as a result of Beacon's material misstatements in the APA.  The Court has scheduled a telephone conference on Beacon's request for injunction for December 4, 2012 at 11:00 a.m. MDT will be filing a response to the injunction petition, in which it refutes Beacon's claims of "financial ruin" by appending Beacon's filed Form 8-K filed on September 11, 2012 with the United States Securities and Exchange Commission, in which Beacon represented that the transaction with MDT "will result in [Beacon] ceasing its current business operations going forward."   In addition, Beacon is believed to have existing liabilities of approximately $3-$4 million, thus rendering MDT's possession of $136,000.00 immaterial to its financial sustainability.  Based on these two facts, it is asserted that Beacon will be unable to establish the requisite irreparable harm to justify the issuance of a preliminary injunction

Michael Martin, et al. v. MDT Labor, LLC, et al., Case No. 12-cl-5572, Jefferson Circuit Court, Division Four, Kentucky:

This case derives from the Asset Purchase Agreement between MDT and Beacon Enterprise Solutions Group, Inc., dated September 5, 2012.  Pursuant to the APA, as amended, MDT had the right but not the obligation, to assume certain contracts entered into by Beacon.  Michael Martin and Paris Arey, two employees of Beacon, claim that their respective employment agreements were assumed by MDT, either expressly or impliedly by the actions of MDT subsequent to the date of the APA.  Plaintiffs have brought claims against both MDT and Beacon for: breach of contract; breach of contract based on third party beneficiary status; breach of implied contract; promissory estoppel; wage claim under Kentucky statute; and fraud.  MDT denies the Plaintiffs' claims, and assets that it has never expressly or impliedly assumed the contracts, which would be required under the terms of the APA.  MDT further denies the remaining claims of Plaintiffs.  Based on the express language of the APA, Schedule 2, that MDT had no obligation to assume Plaintiffs' contracts, MDT intends to file Motion to Dismiss all, or part, of Plaintiffs' claims by the court extended deadline of December 17, 2012.  Additional legal defenses exist to Plaintiffs' additional claims, including their classification as exempt from coverage under the Kentucky Wage Claim statute.  Plaintiff, Paris Arey, seeks contractual damages in excess of $300,000, together with other damages under the Kentucky Wage Claim statute, including a request punitive damages (despite being excluded by his employment agreement, and which will be subject to the Motion to Dismiss).  Mr. Martin seeks contractual damages in excess of $270,000 together with other damages under the Kentucky Wage Claim statute, including a request punitive damages (despite being excluded by his employment agreement, and which will be subject to the Motion to Dismiss).

Schedule 4.14

Contracts & Property

A. None

B. See attached

C. None

D. See attached

E. None

F. None

G. None

H. See attached

I. See Schedule 4.7

K. See attached

Schedule 4.14 B

Contracts & Property

Fresnak and Associates, LLP

Author Cox, Ireland

PRK Partners s.r.o.

Schedule 4.14 D

EU. Employment Agreements

Cornelia Ghetu

David Rosypal- Appendix to Contract

David Rosypal

Fernando Prieta Barcia

Ian Johnson

James Croker- Amendment to Contract

James Croker

Kraig Darnell- Amendment to Contract

Kraig Darnell

Martin Hanzlik

Nick Keating

PJ Hegarty- Amendment

PJ Hegarty

Mike Boyle - Employment Agreement

Kraig James Darnell-Employment Agreement

Scott Fitzpatrick

Benefits

Fashion Advantage Gold Option I Benefits

PPO Blue Benefit Summary

MDT 401 K Summary Plan

UCCI MDT Labor, LLC

Incentive Plan Agreement:

Bill Cagney 2H FY 2012 and FY 2013 Incentive Program

Bill Fuller 2H FY 2012 Incentive Program

Frank Zumpano-2H FY 2012 Incentive Program

George Fant- 2H FY 2012 Incentive Program

Joe Navarra- 2H FY 2012 Incentive Program

Justin Caulfield- 2H FY 2012 Incentive Program

Kevin Cserr- 2H FY 2012 Incentive Program

MDT Estimated Commissions Plan

Raritan Incentive Program

Shane Caulfield- 2H FY 2012 Incentive Program

Shawn Morinvil- 2H FY 2012 Incentive Program

Terry Foster- 2H FY 2012 Incentive Program

Schedule 4.14 H

Client Contracts:

ACS State and Local Solutions

Administrative Office of Pennsylvania Courts (AOPC)

Blue Cross and Blue Shield of Delaware

Blue Cross and Blue Shield of Kansas

Blue Cross and Blue Shield Association

Blue Cross and Blue Shield Delaware

Comcast

De Lage Landen Operational Services, LLC

Empathy Lab

Franklin and Marshall College

J.C. General Services

J.C. General Services- Amendment

Johnson and Johnson Services, Inc.- Master from CETCON

Johnson and Johnson Services, Inc- Extension

Kroger Agreement

Merck Master Service Agreement

Mindteck

Miria Systems

Nityo Infotech Corporation

TE Connectivity

Toyota Motor Sales

Versatile

W.L. Gore & Associates

Yellowbook

Vendor Contracts:

Bullhorn

Dice Contract

Monster

Schedule 4.14 K

Brandywine Operating Partnership, LP

Cognis IT Advisors, LLC

Cognis IT Advisors, LLC Extension-Sublease

Spectrum Office Tower, LLC

Williams Holding Group, LLC

IPC Louisville Properties, LLC

Schedule 4.20

Proposed European Subsidiaries

MDT Labor, LLC is currently in the primary stages of establishing an entity in Dublin, Ireland with the proposed name of MDT Infrastructure Solutions Limited, s.r.o., to conduct its business and service its European based clients.

MDT Labor, LLC is currently in the primary stages of establishing a subsidiary in Prague, which is proposed to be owned 90% by the Dublin entity, MDT Infrastructure Solutions Limited, s.r.o., and 10% by MDT Labor, LLC.

Schedule 4.21

Dealings with Affiliates

NONE

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